[[ Adino Energy Corporation letterhead ]]

July 29, 2010

Mr. Alejandro Perales
2554 Cedar Ridge Lane
San Angelo, Texas 76904

Re:           Post-Closing Agreements

Dear Mr. Perales:

As you know, by virtue of a Membership Interest Purchase Agreement dated July 1, 2010 (“Agreement”), Adino Energy Corporation (“Adino”) acquired all right, title, and interest in one hundred percent (100%) of the membership interests of AACM3, L.L.C., a Texas limited liability company doing business as Petro 2000 Exploration (“Petro 2000”), and PetroGreen Energy, LLC, a Nevada limited liability company (“PetroGreen”).

This letter is meant to confirm certain post-closing understandings between the Sellers and Adino. Capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement.

1.
If the Escrow Purchase Price is not attained by the third anniversary date of the Agreement, the Sellers shall have the option (“Option”) to repurchase all assets belonging to PetroGreen and Petro 2000 as of the date of the Agreement for $1.00 (the “Option Purchase Price”). The Option may be exercised by giving notice as set forth in Section 12.1 of the Agreement and tendering the Option Purchase Price to Adino. Any wells drilled after the date of the Agreement shall not be considered assets belonging to PetroGreen or Petro2000 as of the date of the Agreement. Once the Escrow Purchase Price is attained, the Option shall no longer be available, regardless of whether the Sellers request release of their Stock Certificates from the Escrow Agent.

2.
You have posted a cash bond in the amount of fifty thousand dollars ($50,000) with the Texas Railroad Commission for an operator’s permit. Within sixty (60) days from the date of this letter, Adino will either (a) replace your cash bond with a surety bond, and effect the return of your cash bond; or (b) post a replacement cash bond and return to you the amount of your cash bond.

3.
You agree to assume all debts and liabilities of PetroGreen and Petro 2000 as of July 1, 2010, except for an account payable to your attorney in the approximate amount of $6,000. As a result of the foregoing, PetroGreen and Petro 2000 shall not have any debts or liabilities as of July 1, 2010, and Adino does not assume any such debt or liabilities as a as a result of the transactions set forth herein.

All other sections of the Agreement remain in force.

We look forward to working with you in making Petro 2000 and PetroGreen successful companies in the petroleum exploration and production industry.

Thank you.

ADINO ENERGY CORPORATION

By:	/s/
Timothy G. Byrd, Sr.
Chief Executive Officer

ALEJANDRO PERALES

/s/